                                                                   EXHIBIT 10.16

                           PURCHASE AND SALE AGREEMENT

              AGREEMENT (this "Agreement") dated as of the 31st day of July, 2001 by and between Revlon Holdings Inc., a Delaware corporation ("Seller"), and Revlon, Inc., a Delaware Corporation ("Buyer");

                              W I T N E S S E T H :

              WHEREAS, Seller has manufactured, sells and distributes a line of cosmetic, skin care and fragrance products under the trademark Charles of the Ritz and various product marks under the Charles of the Ritz trademark (such manufacture, sale and distribution as existing on the date hereof being referred to herein as the "Business"); and

              WHEREAS, Buyer desires to purchase and Seller desires to sell or assign all of Seller's and Seller Affiliates' right, title and interest in and to the Acquired Assets (as hereinafter defined) relating to the Business, all upon the terms and subject to the conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       1.01   Definitions.

              (a) The following terms, as used herein, have the following meanings:

              "Acquired Intellectual Property" shall mean the Intellectual Property which is owned by Seller or any Seller Affiliate, including Charles of the Ritz Group Ltd.("CORG"), and currently or in the past used in the Business.

              "Acquired Inventory" shall mean the Finished Goods Inventory.

              "Acquired Tooling" shall mean all tools, dies, molds, patterns and forms owned by Seller or Seller Affiliate, if any, currently or in the past used in or dedicated to the Business, including all such items in the possession of vendors.

              "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person; "Buyer Affiliates" shall mean the Affiliates of Buyer and "Seller Affiliate" shall mean Charles of the Ritz Group Ltd.

              "Ancillary Agreements" shall mean the Assignment and Assumption Agreement, the Bill of Sale and the Registration Rights Amendment.

              "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

              "Assumed Commitments" shall mean promotional, demonstration, market development, coop and similar commitments of the Business, if any, in existence on the Closing Date.

              "Bill of Sale" shall mean the Bill of Sale in the form attached hereto as Exhibit B.


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              "Business Day" shall mean any day other than a Saturday, Sunday,
Federal holiday or day on which banks in New York are required or permitted by law to be closed.

              "Closing" shall mean the closing of the sale and purchase of the Acquired Assets pursuant to this Agreement.

              "Code" shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

              "Domestic" shall refer to Persons or things which are domestic to the United States of America or any State, commonwealth or local governmental entity therein.

              "Federal" shall mean of or pertaining to the federal government of the United States of America.

              "Finished Goods Inventory" shall mean all revenue and non-revenue finished goods inventory of the Business, including advertising and merchandising materials.

              "Governmental Entity" shall mean any governmental or regulatory authority or instrumentality, Domestic or foreign, or any department or agency thereof, including, without limitation, any court, administrative agency, commission or central banking authority.

              "Intellectual Property" shall mean all Patents, service marks, service mark applications, Trademarks, trademark registrations, trademark applications, copyrights, claims of copyrights, trade names, trade dress whether or not registered, owned by Seller or any of Seller Affiliate, and all proprietary information, know-how, formula and trade secrets owned by Seller or Seller Affiliate.

              "Lien" shall mean, with respect to any asset, any mortgage, lien (including, without limitation, tax liens), pledge, charge, security interest, encumbrance, adverse claim, preferential arrangement, or restriction of any kind in respect of such asset, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

              "Patents" shall mean all patents and patent applications owned by Seller or Seller Affiliate.

              "Permitted Lien" shall mean, with respect to any of the Acquired Assets, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced (a) mechanics', carriers', workers', repairers' and other similar Liens (other than warehouse Liens) arising or incurred in the ordinary course of business securing obligations as to which there is no default on the part of Seller (including the fact that Acquired Tooling located at vendors cannot be moved by Buyer and can be used only by such vendors); and (b) Liens for Taxes not yet due and payable (any such Liens with respect to Taxes being subject to Seller's indemnification obligations pursuant to Section 8.02 hereof); in the case of (a) which, individually or in the aggregate, do not detract in any material respect from the value, or interfere in any material respect with the present use, of the property subject thereto or affected thereby or the conduct by Buyer of the Business.

              "Person" shall mean an individual, a corporation, a partnership, a firm, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

              "Products" shall mean cosmetic, skin care and fragrance revenue and non-revenue finished goods products of the Business.

              "Shared Patents" shall mean the patents set forth on Schedule 4.09(a).



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

              "Tax" shall mean any and all taxes, charges, fees, levies, duties, imports and other assessments of any kind imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, property, real estate, purchase, payroll (including required withholdings), and franchises, windfall or other profits, gross receipts, sales, use, capital stock, employment, social security, workers' compensation, or net worth; taxes or other charges in the nature of excise, alternative minimum, withholdings, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges. Such term shall include any interest, penalties or additions payable in connection with such taxes, charges, fees, levies, duties, imports and other assessments.

              "Tax Returns" shall mean all returns, declarations, reports, statements and other documents required to be filed with any governmental entity in respect of any Tax and "Tax Return" shall mean one of the foregoing Tax Returns.

              "Trademark" shall mean any word, name, symbol or device or any combination thereof, whether or not registered, used to identify and distinguish a Person's goods, including unique products, from those manufactured or sold by others and to indicate the source of the goods, even if that source is unknown.

              "Transfer Taxes" shall mean all transfer, sales, use, goods and services value added, recording, registration, stamp and similar taxes or fees (including local counsel and recording fees for transfer of Acquired Intellectual Property) imposed in connection with the transfers by Seller to Buyer of any of the Acquired Assets pursuant to this Agreement including any interest, penalties or additions payable in connection with such taxes or fees.

                 (b) Each of the following terms is defined in the Section set forth opposite such term:

                         Term                      Section
                         ----                      -------
                Acquired Agreements                2.01 (iii)
                Acquired Assets                    2.01
                Acquired Books and Records         2.01 (iv)
                Acquired Claims                    2.0 (v)
                Assumed Liabilities                2.03
                Closing Date                       3.02
                Excluded Assets                    2.02
                Indemnified Parties                8.02
                Indemnifying Party                 8.03
                Listed Intellectual Property       4.09(a)
                Losses and Damages                 8.02
                Pre-Closing Tax Periods            7.01(b)
                Post-Closing Tax Periods           7.01(c)
                Purchase Price                     3.01(a)
                Retained Liabilities               2.04
                Returns                            6.01
                Trademark License                  2.01(ix)


       1.02 Plurals, Etc. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context otherwise requires. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context otherwise requires.



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

                                   ARTICLE II
                                PURCHASE AND SALE

       2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver to Buyer at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller's and Seller Affiliates's right, title and interest in and to the following assets, wherever located (the "Acquired Assets"):

              (i)    the Acquired Intellectual Property;


              (ii)   the Acquired Tooling;


              (iii) distribution rights and obligations for the Products under existing third party license, agency and distributor agreements (the "Acquired Agreements");

              (iv) all books of account, general, financial, records, invoices, shipping records, supplier lists, correspondence and other documents, files and papers, customer and vendor files and lists, in-store displays and, archived products and packaging, advertising materials, product samples and product prototypes, if any, legal and administrative trademark files, including conflict, opposition and cancellation matters, to the extent related exclusively to Acquired Assets and/or exclusively to the operation of the Business, all issued and original certificates of Trademark Registration and except, in each case, to the extent related to Excluded Assets or Retained Liabilities (collectively, the "Acquired Books and Records");

              (v) all claims, credits, causes of action or rights of set-off against third Persons relating to the Acquired Assets, including, without limitation, all accounts receivable, unliquidated rights under manufacturers' and vendors' warranties, except to the extent related to Excluded Assets or Retained Liabilities (collectively, the "Acquired Claims");

              (vi)   all goodwill associated with the Acquired Assets.

              (vii)  the Acquired Inventory of the Business.

              (viii) to the extent not included in Section 2.01 (i)-(vii) above, any assets of the nature set forth on the Charles of the Ritz June 30, 2001 Unaudited Statement of Net Assets annexed as Schedule 2.0 as may be in existence on the Closing Date; and

              (ix) Subject to Sections 6.05 and 6.06 Seller's interest in all of the capital stock of CORG or in the event transfer of such stock is not feasible pursuant to Section 6.05, than Seller shall cause CORG to grant to Buyer a royalty free, transferable, 99 year license to use all of the trademarks owned by CORG for use in the Business (the "Trademark License")

       2.02 Excluded Assets. Buyer expressly understands and agrees that all of Seller's and the Seller Affiliates' right, title and interest in and to all of its or their assets and properties that are not specifically included within the Acquired Assets (the "Excluded Assets") shall be excluded from the Acquired Assets and shall be retained by Seller and the Seller Affiliates including but not limited to all cash.

       2.03 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume, and shall defend, indemnify and hold harmless the Seller Group in accordance with Section 8.02 hereof from and against, all of the following liabilities and obligations (all such liabilities and obligations being herein referred to as the "Assumed Liabilities"):



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              (i)    all Assumed Commitments and obligations under the Acquired
Agreements referred to in Section 2.01(iii), including, without limitation, distribution obligations;

              (ii) all obligations to deliver Products under orders accepted prior to the Closing Date related to the operation of the Business;

              (iii)  all liabilities and obligations in respect of Returns;

              (iv) all liabilities and obligations for Taxes and Transfer Taxes for periods from and after the Closing Date as and to the extent provided in Section 7.01(c);


              (v)    all payables arising out of the operation of the Business;


              (vi) all obligations and liabilities of any nature to the extent arising out of the Acquired Assets or the operations of the Business after the Closing Date; and


              (vii) to the extent not included in Section 2.03 (i)-(vi) above, any liabilities of the nature set forth on the Charles of the Ritz June 30, 2001 Unaudited Statement of Net Assets as may be in existence on the Closing Date and arising in the ordinary course of the Business after June 30, 2001.

       2.04 Retained Liabilities. Upon the terms and subject to the conditions of this Agreement, Seller agrees to retain, and shall defend, indemnify and hold harmless the Buyer in accordance with Section 8.02 hereof from and against, (i) all liabilities and obligations (contingent or otherwise) of Seller, including for Taxes and Transfer Taxes as and to the extent provided in Section 7.01(b), arising prior to the Closing Date, other than the Assumed Liabilities, (ii) all liabilities arising out of the ownership and use of the Acquired Assets and the operation of the Business prior to the Closing Date which are not expressly included within Assumed Liabilities, and (iii) all liabilities of CORG other than those arising out of the Transferred CORG Assets and Liabilities, (all such liabilities and obligations being herein referred to as the "Retained Liabilities").

                                   ARTICLE III
                           PURCHASE PRICE AND CLOSING

       3.01   Purchase Price; Allocation of Purchase Price.


              (a) Upon the terms and subject to the conditions of this Agreement and in consideration of the sale, conveyance, assignment and transfer of the Acquired Assets to be sold to Buyer hereunder, Buyer will pay to Seller capital stock which the parties have valued at Six Million Dollars ($6,000,000) as follows: four hundred thousand (400,000) newly issued shares of Revlon, Inc. Class A Common Stock and four thousand three hundred thirty three (4,333) newly issued shares of Revlon, Inc.Series B Preferred Shares, with 433,333 votes in the aggregate, convertible into 433,333 shares of Class A Common Stock with the rights and preferences set forth on Exhibit C annexed (the "Series B Preferred Shares") (the "Purchase Price") it being understood that conversion of the Preferred Shares shall be subject to the approval of the shareholders of Revlon, Inc.

              (b) As Seller intends to contribute the Purchase Price to its indirect wholly-owned subsidiary REV Holdings Inc. ("REV"), Buyer and REV (who Seller shall cause to do so) will on the Closing Date amend the Registration Rights Agreement dated as of March 5, 1996 between Buyer and REV (the "Registration Rights Agreement") providing that the shares issued pursuant to
Section 3.01(a) including any shares issuable upon the conversion of the Series B Preferred Shares into Class A shares shall be "Registrable Securities" under said agreement.



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

       3.02 Closing. The Closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer at 625 Madison Avenue, 6th Floor, New York, New York 10022 on September 7, 2001 or such other date or location as the parties may otherwise agree (the date of the Closing being the "Closing Date"). Title to the Acquired Assets shall pass to Buyer on the Closing Date, at the place where the Closing occurs, except that title to all tangible Acquired Assets shall pass F.O.B. the location of such Acquired Assets, if any, on the Closing Date.

       3.03   Deliveries at the Closing.


              (a)   At the Closing, Buyer shall deliver the following to Seller:

                     (i) the Class A shares and the Series B Preferred Shares to be issued on the Closing Date pursuant to Section 3.01(a);

                     (ii) the Assignment and Assumption Agreement duly executed by Buyer; and

                     (iii) the Amendment to the Registration Rights Agreement in the form of Exhibit D annexed (the "Registration Rights Amendment", duly executed by the Buyer; and

                     (iv) such other documents, instruments, certificates and writings as may be reasonably requested by Seller not less than five (5) business days prior to the Closing Date; and


              (b)   At the Closing, Seller shall deliver the following to Buyer:

                     (i) a receipt for the shares issued on the Closing Date pursuant to Section 3.01(b);

                     (ii)   the Bill of Sale duly executed by Seller;

                     (iii) the Assignment and Assumption Agreement duly executed by Seller; and

                     (iv) stock certificate(s) representing all of the outstanding shares of CORG duly endorsed in blank or in the alternative as provided in Section 6.05, the Trademark License for the Acquired Intellectual Property duly executed by CORG;

                     (v) the Registration Rights Amendment duly executed by REV; and

                     (vi) such other documents, instruments, certificates and writings as may be reasonably requested by Buyer not less than five (5) business days prior to the Closing Date.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       4.01 Corporate Existence and Power, Etc. Each of Seller and any Seller Affiliate which owns any of the Acquired Assets is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except where the laws of such jurisdictions do not include concepts of qualification and good standing analogous to such concepts under Domestic law), and has all required corporate power and authority to carry on the Business as now conducted by it and to own any of the Acquired Assets owned by it. Seller and each such Seller Affiliate are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its assets requires such licensing or qualification, except to the extent that the failure to be so licensed or qualified would not materially adversely affect the ability of the Seller or such Seller Affiliate to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. Seller owns beneficially and of record, all of the outstanding shares of stock of CORG.

       4.02 CORG. All shares of CORG are duly authorized, issued and fully paid up; there are no options, warrants or other rights with respect to the securities of CORG and no convertible securities.

       4.03. Corporate Authorization. The execution and delivery of this Agreement by Seller and the execution and delivery of the Ancillary Agreements by Seller and the performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and by the Ancillary Agreements to which it is a party are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and binding agreements of Seller enforceable against it in accordance with their terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       4.04 Consents and Approvals; No Violation. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the consummation by Seller of the transactions contemplated by this Agreement (including, without limitation, any filings under the Hart-Scott-Rodino Antitrust Act of 1976). Neither the execution and delivery of this Agreement and each Ancillary Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other similar charter documents) of Seller; (ii) result in a default (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Acquired Assets may be bound; (iii) result in the creation of a Lien on the Acquired Assets (other than a Permitted Lien) or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or any of the Acquired Assets, except in the case of (ii), (iii) or (iv) for violations, breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect on the Business.

       4.05 Title to the Acquired Assets. There are no Liens on the Acquired Assets other than Permitted Liens. On the Closing Date, Seller, shall convey to Buyer good and marketable title in and to each of the Acquired Assets free and clear of all Liens other than Permitted Liens.

       4.06 Inventories. Seller has good and marketable title to the Acquired Inventory free and clear of all Liens.

       4.07 Litigation. There is no action, suit, claim, arbitration, investigation or proceeding before any court or arbitrator or any Governmental Entity pending against, or to the knowledge of Seller, threatened against or affecting, Seller or any of the Seller Affiliates (a) with respect to any Acquired Asset of the Business which is material to the Business or (b) which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby; or (c) which relates to or affects or which may reasonably likely affect the trademark applications and trademark registrations comprising Listed Intellectual Property.

       4.08 Compliance With Laws. The Business was conducted and is currently being conducted in compliance with all applicable laws, statutes, ordinances, regulations, decrees and orders, except for violations that have not had and would not reasonably be expected to have a material adverse effect.



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

       4.09   Intellectual Property.

              (a) Schedule 4.09(a) sets forth a list of all pending and registered Trademarks which are used or held for use in connection with the Business (the "Listed Intellectual Property"). There are no Patents used exclusively or held for use in connection with the Business. Seller of the Seller Affiliate is the record owner of all the registered Listed Intellectual Property as and to the extent set forth in Schedule 4.09(a), free and clear of any Liens or joint ownership rights other than Permitted Liens and free of all licenses and leases. The Listed Intellectual Property comprising trademark registrations are valid and subsisting in full force and effect, unrevoked and uncancelled. Other than the Shared Patents, no Patents or Trademarks not described in Schedule 4.09(a), are currently used in the Business or have been used in the Business within the past thirty-six (36) months.

              (b) Seller knows of no other Person who has the rights to use the Listed Intellectual Property in the United States or in any foreign country in which they are registered either in the identical form shown on Schedule 4.09(a) or in such near resemblance thereto as may be reasonably likely to cause confusion, mistake or to deceive.

              (c) Seller and Seller Affiliate have the sole and exclusive right to use or own, as the case may be, the Listed Intellectual Property. Seller and Seller Affiliate have not granted any outstanding licenses or distribution rights, whether or not requiring the payment of royalties, in connection with the Acquired Intellectual Property except as may be set forth in Schedule 4.09(a).

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

       5.01 Organization and Existence. Buyer is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or good standing, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Buyer.

       5.02 Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary actions on the part of Buyer (including member consent, if necessary). Assuming due authorization, execution and delivery by the Seller or any Seller Affiliate, this Agreement constitutes and, when executed and delivered, such Ancillary Agreements will constitute, valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       5.03 Consents and Approvals; No Violation. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement (including, without limitation, any filings under the Hart-Scott-Rodino Antitrust Act of 1976). Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the operating agreement of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Buyer or Buyer's assets, except in the case of (ii) or (iii) for violations, breaches or defaults which will not, in the aggregate, have a Material Adverse Effect on Buyer or on Buyer's ability to fulfill its obligations under this Agreement or any of the Ancillary Agreements.

       5.04 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened before any court or arbitrator or any Governmental Entity which (a) would be reasonably likely to have a Material Adverse Effect on Buyer or (b) in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

       6.01   Returns.


              (a) From and after the Closing Date, Seller agrees that it shall not issue any returns authorization or otherwise authorize any returns of any Products sold or distributed by Seller prior to the Closing Date ("Returns") and Buyer agrees that it shall not issue any returns authorization or otherwise authorize any Returns be delivered to Seller. Buyer and Seller agree not to take any action, including, without limitation, making any public statements or statements to the trade (other than statements which are mutually agreed upon pursuant to Section 6.04), that is likely to have the effect of encouraging or causing any accounts to make Returns.

              (b) Buyer shall be responsible for all claims made at any time following the Closing Date with respect to Returns.

       6.02   Confidentiality; Publicity.

              (a) Seller and its Affiliates will hold in strict confidence all information and documents with respect to the business of Buyer and Buyer and Buyer Affiliates will hold in strict confidence all information and documents with respect to the businesses of Seller and Seller Affiliates, unless compelled to disclose such information or documents by judicial or administrative process or, in the opinion of its counsel, by other requirements of law (except to the extent that such information comes into the public domain through no fault of Seller or Seller Affiliates or Buyer or Buyer Affiliates, as the case may be).

              (b) None of Seller, Buyer or any of their respective Affiliates, representatives or agents shall make or issue, or cause to be made or issued, any announcement, statement or other disclosure or generate any publicity (including by making any statements, whether or not solicited, to the financial, trade or general press or customers and vendors of the Business) concerning this Agreement, the identity of the parties, its subject matter or the transactions contemplated hereby without the prior written consent of an authorized officer of the other party. This provision shall not apply, however, to any announcement or written statement which, in the opinion of counsel to the disclosing party, is required to be made by law or the regulations of any Governmental Entity or any stock exchange, except that the party required to make such announcement shall consult in writing with the other party concerning the timing and content of such announcement before such announcement is made.

       6.03 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Article VIII, Seller has agreed to indemnify Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller's noncompliance with any such law.

       6.04 Intercompany Accounts. All intercompany accounts between Buyer and Seller relating to the Acquired Assets or the Business (including CORG) shall be deemed settled and satisfied on the Closing Date without any further payment from either party.

       6.05 Dividend or Distribution by CORG. Seller shall, prior to the Closing Date, cause CORG to distribute by dividend or return of capital the stock certificates held by CORG in Revlon Worldwide Holdings, Inc.. In the event that Seller is unable to cause CORG to do so, Seller shall cause CORG to grant to Buyer the Trademark License as set forth in Section 2.01(ix). Should there be a distribution by dividend or return of capital, any tax arising out of such distribution shall be the responsibility of Seller and shall be a Retained Liability.

       6.06 CORG Captial Stock. Seller represents, warrants and covenants that at the time of the transfer of Seller's interest in the CORG Capital Stock, CORG shall have no assets or liabilities, other than the Acquired Intellectual Property and assets and liabilities directly related to or arising out of the Business and of a nature and kind reflected in the Charles of the Ritz June 30, 2001 Unaudited Statement of Net Assets ("Transferred CORG Assets and Liabilities") and that any assets or liabilities other than the Transferred CORG Assets and Liabilities shall remain Excluded Assets or Retained Liabilities. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Section 6.06, each of the parties to this Agreement shall take or cause to be taken all such necessary and reasonable action, including without limitation, the execution and delivery of such further instruments and documents as reasonably may be necessary to complete or perfect the transactions contemplated hereby including the transfer to and acceptance by Seller of any such Excluded Assets and Retained Liabilities.

                                   ARTICLE VII
                                   TAX MATTERS

       7.01   Representations; Responsibility for Taxes.


              (a) Seller represents and warrants as follows: (i) There are no Liens for any Tax (other than for any current Tax not yet due and payable or Taxes being contested in good faith) on the Acquired Assets; (ii) Seller has timely filed all material Returns required to be filed with respect to sales, use and property Taxes, and has collected and timely paid all material sales, use and property Taxes required to be collected or paid by Seller in each case in connection with the Business and the Acquired Assets; (iii) Seller has not received from any Governmental Entity any written notice of proposed adjustment, deficiency or under payment of any sales, use or property Taxes in each case in connection with the Business and the Acquired Assets, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened relating to such Taxes against Seller; (iv) there are no agreements for the extension of time for the assessment of any such Taxes of Seller in each case in connection with the Business and the Acquired Assets.

              (b) Except as may be otherwise provided in any Tax Sharing Agreement between the parties: (i) Seller shall be liable for, and shall indemnify and hold harmless the Buyer Group from and against all Taxes with respect to the Acquired Assets and the operation of the Business for periods ending on or before the Closing Date ("Pre-Closing Tax Periods"); and (ii) Seller shall be responsible for preparing and filing all Tax Returns with respect to Taxes relating to the Acquired Assets and the operation of the Business for Pre-Closing Tax Periods and for any periods commencing before or at the Closing but ending after the Closing.

              (c) Except as may be otherwise provided in any Tax Sharing Agreement between the parties: Buyer shall be liable for, and shall indemnify and hold the Seller Group harmless from and against, all Taxes with respect to the Acquired Assets and the operation of the Business for any periods commencing after the Closing Date ("Post-Closing Tax Periods") and all Transfer Taxes; and (ii) Buyer shall be responsible for preparing and filing all Tax Returns with respect to Transfer Taxes and with respect to Taxes relating to the Acquired Assets and the operation of the Business for Post-Closing Tax Periods.

       7.02 Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after a party's request, the other party shall deliver to it such information and other data relating to Tax Returns and Taxes with respect to the Acquired Assets and shall make available such of its knowledgeable employees as the other party may reasonably request, including providing the information and other data customarily required, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing authorities with respect to any Tax Returns or taxable periods for which it (or any of its Affiliates) has any responsibility or liability under this Agreement or to otherwise enable it (or any of its Affiliates) to satisfy its reasonable accounting or Tax requirements.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

       8.01 Survival of Representation. Except for representations and warranties contained in Section 7.01 hereof, the representations and warranties of the parties contained in this Agreement shall survive the Closing for twelve months following the Closing Date. The representations and warranties contained in Section 7.01 hereof shall survive the Closing until the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). From and after the applicable survival period, none of Seller or Buyer or any of their respective Affiliates shall be under any obligations or liability with respect to any representation and warranty, except for breaches as to which a party shall have given written notice of a claim (specifying with reasonable particularly, facts establishing such breach) to the other party prior to the last day of such survival period. The covenants and agreements of the parties hereto shall survive the Closing without limitation, including Seller's obligations with respect to Retained Liabilities and Buyer's obligations with respect to Assumed Liabilities upon all of the terms and conditions hereof.

       8.02   Indemnification.

              (a) Upon the terms and subject to the conditions of this Article VIII, from and after the Closing Seller shall indemnify, defend and hold harmless the Buyer from and against any and all liabilities, costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, amounts paid in settlement, losses, claims and damages actually suffered or incurred by the Buyer Group (including, without limitation, any action brought or otherwise initiated by the Buyer Group) (collectively, "Losses and Damages") arising out of or resulting from (i) any breach of any of Seller's representations or warranties (ii) failure to perform any covenant or agreement made by or on behalf of Seller under this Agreement or the Ancillary Agreements and; (iii) Retained Liabilities;

              (b) Upon the terms and subject to the conditions of this Article VIII, from and after the Closing Buyer shall indemnify, defend and hold harmless the Seller from and against any Losses and Damages arising out of or resulting from (i) any breach of any representations or warranties of Buyer ; (ii) failure to perform any covenant or agreement made by or on behalf of Buyer under this Agreement or the Ancillary Agreements; and (iii) any Assumed Liabilities. The Seller or the Buyer, as the case may be, are referred to herein as the "Indemnified Parties."

       8.03 Conditions to Indemnification. The obligations of the Seller and Buyer to indemnify the other shall be subject to the following conditions:

              (a) If an Indemnified Party intends to seek indemnity under this
Article VIII, such Indemnified Party shall promptly notify Seller or Buyer, as the case may be (the "Indemnifying Party"), in writing of such claims setting forth the basis for and the amount of such claims in reasonable detail. In the event such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate (subject to the Indemnifying Party's control) in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnified Party.

              (b) The Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action which written release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the Indemnified Party, would materially and adversely affect the Indemnified Party; provided, however, that if the Indemnified Party shall fail or refuse to consent to a settlement, compromise or judgment proposed by the Indemnifying Party and approved by the third Person in any such action and a judgment thereafter shall be entered or a settlement or compromise thereafter shall be effected on terms less favorable in the aggregate to the Indemnified Party than the settlement, compromise or judgment proposed by the Indemnifying Party, the Indemnifying Party shall have no liability hereunder with respect to any Losses and Damages in excess of those that were provided for in the settlement, compromise or judgment proposed by the Indemnifying Party or any costs or expenses related to such claim arising after the date such settlement, compromise or judgment was so proposed.

              (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the Indemnified Party to the Indemnifying Party of duly executed written releases of the Indemnifying Party from all liability in respect of such claim which written releases shall be reasonably satisfactory in form and substance to counsel for the Indemnifying Party.

              (d) The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, without limitation, by providing the Indemnifying Party with reasonable access to employees and officers (including as witnesses) and other information.

              (e) To the extent that an Indemnifying Party's undertakings set forth in this Article VIII may be unenforceable, the Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses and Damages incurred by the Indemnified Party.

                                   ARTICLE IX
                                  MISCELLANEOUS

       9.01 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by telecopy or by hand at the time that it is mailed. If such telecopy is sent, notices shall be deemed given upon confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine. If the notice is delivered by hand, it shall be deemed given when so delivered to a responsible representative of the addressee. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                      (a)      If to Buyer, in care of:

                      Revlon, Inc.
                      625 Madison Avenue
                      New York, New York 10022
                      Attention:  Robert K. Kretzman, Esq.
                      and by facsimile to: 212-527-5693

                      (b)      If to Seller, to:

                      Revlon Holdings Inc.
                      c/o MacAndrews & Forbes Holding Inc.
                      38 East 63rd Street
                      New York, New York 10021
                      Attention: Glenn P. Dickes, Esq.
                      and by facsimile to: (212) 572-8435

       9.02   Amendments: No waivers.


              (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       9.03 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost, fee or expense.

       9.04 Assignment; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto or thereto, except that Seller may assign, delegate or otherwise transfer any or all of its rights or obligations under this Agreement to any of its Affiliates and may assign, delegate or otherwise transfer its rights or obligations under this Agreement to any successor to its business by purchase of assets or by merger or consolidation if such successor is the surviving entity, provided that any such assignee expressly in writing assumes all obligations and liabilities of the assignor hereunder and Buyer may assign, delegate as transferee/assignee or otherwise convey or transfer any of its rights or obligations hereunder to any member (current or created) of Buyer's Group and, further, that no assignment as aforesaid shall release the assignor from liability or obligation under this Agreement.

       9.05 Governing Law; Consent to Jurisdiction. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed in New York among residents of New York. The parties hereby consent to the exclusive jurisdiction of any court of competent jurisdiction sitting in the City of New York, New York and hereby waive any objection to venue in such court.

       9.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

       9.07 Entire Agreement. This Agreement, the Disclosure Schedule, the Ancillary Agreements (after the Closing) and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all/other prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in such Ancillary Agreements has been made or relied upon by either party hereto. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Ancillary Agreements, the terms and provisions of this Agreement shall prevail, unless otherwise specifically provided in the Ancillary Agreements.

       9.08 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       9.09 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     REVLON HOLDINGS INC.

                                     By: /s/ GLENN P. DICKES
                                         ------------------------------------
                                         Name:  Glenn P. Dickes
                                         Title: Senior Vice President



                                     REVLON, INC.

                                     By: /s/ ROBERT K. KRETZMAN
                                         ------------------------------------
                                         Name:  Robert K. Kretzman
                                         Title: Senior Vice President

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

              Assignment and Assumption Agreement dated as of September 7, 2001, by and between Revlon Holdings Inc., a Delaware corporation (hereinafter referred to as "Revlon" or "Assignor") and Revlon, Inc., a Delaware corporation (hereinafter referred to as "Assignee").

                                 R E C I T A L S

              Revlon and Assignee are parties to an Asset Purchase Agreement dated as of July 31, 2001 (the "Purchase Agreement"), pursuant to which Revlon agreed to sell and to cause its Affiliates to sell certain assets and assign certain rights to Assignee and Assignee agreed to assume certain obligations and liabilities of and from Revlon. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

              In consideration of the promises and undertakings of the parties under the Purchase Agreement and pursuant thereto, the parties agree as follows:

              Assignment of Certain of the Acquired Assets. Revlon hereby irrevocably assigns to Assignee all of its right, title and interest in, to and under:

              (a)    the Acquired Intellectual Property;
              (b)    the Acquired Agreements;
              (c)    the Acquired Claims;
              (d)    all goodwill associated with the Acquired Assets; and
              (e)    the receivables of the Business.

              Assumption of the Assumed Liabilities. Assignee hereby irrevocably assumes, and shall defend, indemnify and hold harmless the Seller Group in accordance with Section 8.02 of the Purchase Agreement from and against, all of the following liabilities and obligations:

              (i) all liabilities and obligations in respect of Returns in accordance with Section 6.01 of the Purchase Agreement;

              (ii)   all Assumed Commitments;

              (iii)  the payables of the Business; and

              (iv) all obligations and liabilities of any nature to the extent arising out of the Acquired Assets or the operations of the Business after the Closing Date.

        All liabilities and obligations of Revlon (contingent or otherwise), other than the Assumed Liabilities, are expressly not expressly not assumed by Assignee.

                IN WITNESS WHEREOF, the parties have caused the Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first written above.

ASSIGNOR:                                 ASSIGNEE:
---------                                 ---------

REVLON HOLDINGS INC.                      REVLON, INC.


By:                                       By:
    -------------------------------          -------------------------------
    Name:                                    Name:
    Title:                                   Title:

                                    EXHIBIT B

                                  BILL OF SALE

                         KNOW ALL MEN BY THESE PRESENTS

         THAT REVLON HOLDINGS INC., a Delaware corporation (the "Seller"), for and in consideration of the Purchase Price provided for in, and the other terms and conditions of, that certain Asset Purchase Agreement dated as of July 31, 2001 (the "Purchase Agreement") (capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Purchase Agreement), and the sum of One Dollar ($1.00) lawful money of the United States and other good and valuable consideration paid to Seller by Revlon, Inc., a Delaware corporation ("Buyer"), the receipt and sufficiency of which consideration are hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto the Buyer:

         (a)    all Acquired Tooling;
         (b)    the Acquired Inventory; and
         (c)    the Acquired Books and Records.

         TO HAVE AND TO HOLD the same unto the Buyer and the heirs, executors, administrators, successors and assigns thereof forever.

         IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the 7th day of September, 2001.



                                         REVLON HOLDINGS INC.



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title: